Exhibit 10.4

AGSTAR FINANCIAL SERVICES, ACA
agstar.com

June 7, 2007

SoyEnergy, LLC
Chuck Sand, Chairman
222 N. Main
Marcus, IA 51035

RE:     Lending Commitments

Dear Chuck:

AgStar Financial Services, ACA is please to inform you that a credit request in the amount of $33,486,540 has been approved. This commitment consists of a $29,486,540 construction note which converts to an amortized term facility of $24,486,540 and a revolving term facility of $5,000,000 upon completion of the construction. A revolving seasonal loan for cash management purposes in the amount of $4,000,000 will also be provided. The approved funds will be used to construct and operate a 30 million gallon biodiesel plant to be located near Marcus, Iowa.

This commitment is subject to the terms and conditions outlined in the attached ‘Terms and Conditions’, and as follows:

1.	AgStar’s ability to successfully participate the balance of the ‘Total Loan Commitment’ (TLO) exceeding $5,000,000 on a ‘Best Efforts Basis’.

2.	All other terms and conditions as required by lenders counsel and other participating lenders, yet to be determined.

AgStar looks forward to working with you on this project.

Please call me at 952-997-4082 if you have any questions.

Sincerely,

/s/ Ron G. Monson

Ron G. Monson
Vice President

14800 Galaxie Avenue, Suite 205, Apple Valley, MN 55124

(877) 622-7100 / Fax: (952) 997-4077

Equal Opportunity Employer

SoyEnergy, LLC
Marcus, Iowa

TERMS AND CONDITIONS

June 5, 2007

AgStar Financial Services, ACA is pleased to commit $33,486,540 in credit facilities for the biodiesel project to be located near Marcus, IA. This commitment is subject to the summary terms and conditions, AgStar’s ability to participate the balance of the credit facilities it will not hold and to review of satisfactory legal documentation.

SoyEnergy, LLC, Accepted by:

/s/ Charles Sand, Chairman

Dated:	June 7, 2007

Summary of Terms and Conditions

Borrower:	SoyEnergy, LLC

Purpose:

The purpose of these credit facilities is to build a 30 mm gallon per year biodiesel plant on a tract of ground in Cherokee County, Iowa, three miles east of Marcus town center. The 35-acre Greenfield site is located on the west side of G Avenue, ¼ miles south of the intersection of G Avenue and480th Street.

Project Costs:	Based upon the ‘Sources and Uses’, provided by SoyEnergy, LLC, dated May 10, 2007 the estimated cost of the turn key project is $60,686,540 including start up costs and working capital.

Capital/Equity:

SoyEnergy has raised equity in the amount of $30,130,000 or 50% of the total project cost, as of May 10, 2007. SoyEnergy, LLC has the option to continue to raise equity through 12/1/2007 or until a maximum offering amount of $39,000,000 is raised unless the Board of Directors elects to close the offering prior to 12/1/2007 or prior to raising $39,000,000.

EPC Contract:

A turn-key fixed price construction contract with an AgStar approved contractor will be required. The contract will include a guaranteed fixed price, or an approved base price tied to an approved index, performance

(production rate, biodiesel yield, gas, electrical and water consumption) and schedules, with liquidated damages for late completion and performance shortfalls. The approved contractor will provide a performance bond, if required.

Technology:

The SoyEnergy facility will employ production technologies of the Bratney Company, Westfalia Separator US, Cimbria-Sket and Baker Group and oil expeller technology from Krupps AG (Germany) or The Dupps Company, Germantown, Ohio; and the solid fuel combustion technology from RW Rice & Co.

Construction loan:

There will be a single construction loan for not more than 50% of the borrowers proposed project cost including start up costs and working capital. Based upon a total project cost of $60,686,540, per the projected sources and uses, it requires Soy Energy to contribute a minimum of $30,343,270 in equity.

Term loan:	Upon completion of the construction, the total loan commitment may be segmented into two credit facilities with final amounts to be determined by the final equity raised and the final debt needed:

•

$24,486,540 term facility for five years. This loan will be amortized over ten years with even monthly principal payments plus interest. Interest payments will begin immediately, however principal payments will begin in the seventh month of the amortization and monthly thereafter.

• $5,000,000 revolving term facility for cash and inventory management. Interest will be paid monthly throughout the life of the loan.

Seasonal loan

There is be a seasonal revolving loan for $4,000,000 for the purpose of funding inventory, work in progress, accounts receivable and risk management costs. This is a 364 day renewable loan that is subject to a borrowing base per the loan covenants.

The inventory revolver will have the ability to be segmented into smaller loans to cover any letters of credit needs not to exceed an aggregate maximum of $1,000,000.

There will be an unused commitment fee on all revolving loans of 25 bps. This fee will be calculated quarterly in arrears.

Maturity Date:	Maturity dates will be based on the closing date subject to the above terms. The term of the loan is five years with a ten year amortization with level principal payments plus interest.

Purpose:	The purpose of the loan is for the construction of a 30 million gallon biodiesel (methyl ester) and co-product production facility.

Availability Period:

The construction loan is available from the day of formal loan closing until 90 days post construction, not to exceed 16 months. A third party engineer must certify confirmation of the end of the construction period.

Interest Rates:	Variable Rate:

The construction loan facility is eligible for the variable base rate of the30-day LIBOR plus 340 basis points; the construction period is defined as 12 months from loan closing.

The term loan facility is eligible for the variable base rate at 30-day LIBOR plus 340 basis points. The term loan facilities are subject to variable rate incentive pricing as described below.

Fixed Rate:

The term facilities are eligible for term fixed rates at the time of the conversion of the construction loan to the term loan.

Fixed rate quotes will be matched to a known interest rate cost benchmark plus 340 basis points.

Variable interest rate incentive pricing:

Borrowers must be in compliance with all loan covenants to qualify for incentive pricing. Covenants will be measured according lenders underwriting methods using the annual certified audit.

When owner equity is <50% LIBOR + 340 bps
When owner equity is between 50% - 54.99%: LIBOR + 320 bps
When owner equity is between 55% - 59.99% LIBOR + 305 bps
When owner equity is >60%: LIBOR + 290 bps

Basis points will be added in the same increments if owner equity is reduced below 60%.

Incentive rate pricing is not available for fixed rates.

Interest Payments:

Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 365 days. Accrued construction interest is due quarterly from the month of closing.

Fees:	There will be a $75,000 underwriting fee; $25,000 is due upon acceptance of the term sheet by the borrower and $50,000 is due at loan closing.

There will be a 75 basis point participation fee on the entire credit facility due at loan closing. Portions of this fee will be shared pro rata with the senior debt participants.

There will be an annual facility fee of $15,000 beginning at the conversion of the construction loan to the term facility and upon each anniversary for four years.

Costs:

All costs associated with this construction, including cost overruns and senior loan are the responsibility of the borrower. Some of these costs include but are not limited to: appraisal, title insurance, engineer oversight.

Principal Payments:	All principal payments are due monthly along with interest as will be described in the term facilities.

Voluntary Prepayments:

There will be a penalty if any prepayment of the senior indebtedness if paid in its entirety according to the following schedule: Anytime during the construction process, at the completion of the construction process and within one year of the conversion of the construction loan to the term loan, 2 percent; if within 24 months of initial operation, 1 percent.

Partial prepayments of principal are allowed if they are part of any excess cash flow reduction formula in the loan covenants.

Security:	First security interest covering all real estate and personal property including but not limited to such things as accounts receivables, inventory, machinery, equipment and investments.

Documentation:

The Loans will be subject to the negotiation, execution and delivery of a definitive Master Loan Agreement (including schedules, exhibits and ancillary documentation) and all such other documentation (“Loan Documents”). The terms, conditions and definitions in this Term Sheet are set forth in relative detail not for the purpose of establishing precise terminology for the Loan Documents, but for the purpose of establishing the basic elements of the offered financing package.

Representations and Warranties, Conditions Precedent, Affirmative and Negative Covenants:

Documentation will contain representations, warranties, conditions precedent, affirmative (including, without limitation, the Financial Covenants) and negative covenants, reporting requirements that are reasonable and customary for Loans of this type.

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Conditions Precedent

1.

Borrower to provide Lender signed copies of the management agreement, including a detailed risk management plan for feedstock, prior to closing and/or funding the proposed facilities. Supporting documentation is to detail risk management plans, market plans of the products produced and industry information regarding glycerin and fatty acids, input procurement and general management of Borrower.

2.

Borrower or a permitted assignee to provide Lender with copies of all agreements with third parties, including but not limited to, management agreements, marketing agreements, procurement agreements and other contracts used in the normal operations of Borrower.

3.

Assignments of all applicable contracts to be provided to Lender prior to closing (i.e. biodiesel marketing contract, design/engineering contract, construction contract, uniform market agreement, and others).

4.

Any debt other than to the primary Lender and its participants is to be subordinated to primary lender’s 1st priority position on principal payments and collateral including chattel and real estate. Any subordination needed is to be provided to lender prior to or at loan closing. The structure of the subordinated debt is to be acceptable to Lender prior to execution.

5.	Borrower to provide Lender with proof of insurance naming the primary lender as lender’s loss payable and/or mortgagee at or before participation closing.

6.	Independent construction inspections are to occur on a scheduled basis, with unscheduled inspections by Lender and/or Bank Group at their discretion.

7.	All equity funds must be committed prior to document closing and deposited prior to first loan disbursement.

8.

Lender will participate a portion of the senior debt with other lenders. Farm Credit system participants must not hold more than 50% of the gross dollar amount of the facilities due to similar entity status.

This commitment is predicated by the ability of AgStar Financial Services to find other lenders/financial institutions to fund the balance not committed by AgStar Financial Services on a ‘Best Efforts Basis’.

9.

Borrower will provide Lender with proof of total equity at loan document closing. Cash equity requirements will be not less than 50% of the project costs, including start up working capital requirements.

10.

Any purchase money security interest lien by suppliers (Ex. FC Stone/FGDI) must be resolved to AgStar’s satisfaction, including but not limited to subordinating to the senior bank debt or reflected in the monthly borrowing base report as an ineligible inventory amount.

Loan Covenants

1.

To achieve and maintain a minimum working capital position at the end construction of $3,000,000 and $6,000,000 at the end of the first 12 months of operation and to be maintained continually at $6,000,000 thereafter.

Working capital will be measured according to GAAP except available commitment under the revolving term loan will be included in the working capital calculation.

2.

To achieve and maintain a minimum tangible net worth of at least $28,000,000 at the end of the construction period and thereafter. Tangible net worth may include subordinated debt (i.e. Tax Increment Financing, subordinated vendor debt, etc.), acceptable to Lender, and is reduced by any amortized start-up costs. Minimum total tangible net worth, measured annually, and shall step up on an annual basis in an amount equal to retained earnings or $500,000, whichever is smaller.

3.

Minimum Owner Equity Percentage of 55% by the end of second operating year (24 months of operation). Owner Equity is defined as tangible net worth, as defined by covenant number 2, divided by total assets based upon GAAP.

4.

To achieve and maintain a minimum fixed charge coverage ratio of at least 1.25 in the first year of operations. Fixed charge coverage is defined as EBITDA Cash Flow (as numerator) as a ratio to Debt Payments (Senior and Subordinated, including principal and interest) plus Dividends, Distributions and Maintenance Capital Expenditures made during the applicable reporting period (as denominator).

Initial measuring time is the end of the first full production year and will be measured thereafter upon each annual audit.

5.

Maximum distributions of 40% of previous year’s net income, including state and federal incentive payments. Dividends may be paid out annually or as negotiated with lender, based on a 12-month year to be determined by Lender and Borrower, after Lender has received annual audited financial statements and after all Lender covenants are met. This percentage may be reassessed on an annual basis.

6.	Maximum annual capital expenditures, other than construction of the plant per approved plans, of not greater than $750,000.

7.	No additional borrowings over $100,000 annually without Lender approval.

8.

Cash flow recapture of 75% of excess cash flow but not more than $2,500,000 per year and $10,000,000 in aggregate. Excess cash flow is defined as EBITDA cash flow less Debt payments (Senior and subordinated), Maintenance Capital Expenditures, and covenant allowed distributions.

This covenant will not apply above 70% owner equity but will be reinstated if the owner equity goes below 70% owner equity.

This payment is due within 120 days of fiscal year-end based on unqualified audited financial statements.

9.	Borrower will notify Lender of any changes in plant management or any decision to excuse management.

10.

To provide monthly interim compiled financial statements (balance sheet and income statement), prepared in accordance with GAAP along with calculations of financial covenants, within thirty (30) days of month-end.

11.	To provide accountant prepared unqualified audit of fiscal year-end financial statements within 120 days of fiscal year-end.

12.

To provide monthly production reports and a borrowing base certificate within thirty (30) days of month-end. The borrowing base is to be provided monthly and advance rates included in the borrowing base will be 75% of soybean oil inventory or other such feedstock for biodiesel production, 75% of finished goods – biodiesel inventory, 75% of current eligible sales accounts receivable (0 – 30 days), and 75% of current USDA CCC Bio-energy accounts receivable (0 – 120 days). Borrowing base assets will be valued at the lower of cost or market.